Code of conduct

Dear Colleague,

Our vision for Equinor is to be recognised as a company that is shaping the future of energy. Our innovative and collaborative culture is central to realising this vision. In Equinor, how we deliver is as important as what we deliver. I strongly believe that an ethical business culture is the cornerstone of a sustainable company.

This Code of Conduct is your guide to ethical business practice. It reflects our values and our belief that conducting business in an ethical and transparent manner is not just the right way to work, but is the only way to work. The Code of Conduct includes mandatory requirements for everyone who works on behalf of Equinor. My expectation is that the Code of Conduct, together with your good judgment, will lead you to the right decisions. You should seek guidance from your leader or other internal resources referred to in the Code of Conduct if you are uncertain on how to proceed.

Fundamental changes are happening in our industry. From geopolitics and energy markets to our industry and our climate, we face new realities. But our commitment to high ethical standards in our business operations stays firm. It is more important than ever to earn the trust of our stakeholders - our people, our owners, our business partners and our communities. The Code of Conduct will assist us in earning and sustaining this trust and in building a prosperous company for the future.

We must work together to create our future Equinor. I want Equinor to continue to be a leader in ethical business conduct. I expect that you carefully consider your business decisions to ensure that they are in line with the Code of Conduct. Only then will we maintain Equinor’s reputation and continue to earn the trust that allows the company to succeed with our vision – the Equinor Way.

Eldar Sætre, CEO

Table of contents

1    The Equinor Way
1.1 Equinor’s Commitment
1.2 Our Code of Conduct
1.3 YourResponsibilities
1.4 Responsibilities for Leaders
1.5 Asking Questions and Reporting Concerns
1.6 Ethics Helpline
1.7 Non-Retaliation Policy
1.8 Consequences of Breaches
1.9 Ethics and Compliance in Equinor

2    Respecting our People
2.1 Equality and Diversity
2.2 Harassment and Intimidation
2.3 Safety and Security
2.4 Privacy and Data Protection
2.5  Drugs and Alcohol
2.6 Purchase of Sexual Services

3    Conducting our Operations
3.1 Anti-Corruption
3.2 Conflict of Interest
3.3 Directorships and Ownership Interests
3.4 International Trade Restrictions
3.5 Anti-Money Laundering
3.6 Financial and Business Records and Reporting
3.7 Property and Assets
3.8 IT Systems
3.9 Information Management and Confidentiality

1 The Equinor way

1.1 Equinor’s Commitment

Our ability to create value is dependent on applying high ethical standards to create a trust-based relationship with our people, our owners, our business partners and our communities.

In our business activities, we will comply with applicable laws, act in an ethical, sustainable and socially responsible manner, practice good corporate governance and respect internationally recognised human rights. We will maintain an open dialogue on ethical issues, internally and externally.

1.2 Our Code of Conduct

The Code of Conduct (the Code) sets out our expectations, commitments and requirements for ethical conduct. The Code applies to Equinor’s board members, employees and hired contractors. The Code reflects our values: Open, Collaborative, Courageous, Caring. The Code includes our most important requirements, provides references to more detailed requirements in our governing documents and refers to other helpful resources. However, the Code does not remove the need for you to exercise good judgment. The Code has been approved by the Equinor’s Board of Directors and provided for in The Equinor Book.

1.3 Your Responsibilities

We set high ethical standards for everyone who acts on Equinor’s behalf. It is your responsibility to comply with the Code, both in letter and in spirit. You are also responsible for complying with other governing documents and applicable laws relevant to your work.

What this means to you
• Familiarise yourself with the Code as well as other governing documents and applicable laws relevant to your work.

• Act comfortably within our ethical standards and within the law. Operating in a grey zone increases the risk of things going wrong. When in doubt, disclose the issue to your leader and discuss it openly.

• Spend sufficient time on difficult decisions and raise issues early. The wrong decisions are often taken when things have not been thought through properly and you are pressured into taking a rash decision.

• If there is a difference between a legal requirement and the Code, apply the most stringent standard.

• Participate in required ethics and compliance training and confirm annually that you have familiarised yourself and will comply with the Code.

1.4 Responsibilities for Leaders

We are committed to recruit and continuously develop the best leaders for our company. We expect our leaders to demonstrate ownership and commitment to our ethical standards by what they say and do. As a leader you must ensure that activities within your area of responsibility are carried out in accordance with the Code, other governing documents and applicable laws.

What this means to you
• Be a role model for ethical leadership through promotion of compliance and ethics. Show by behaviour what it means to act with integrity.

• Communicate the requirements in the Code and provide advice with respect to its interpretation and application.

• Create an environment where people feel comfortable speaking up and asking questions without risk of retaliation.

• Be consistent when enforcing our standards and holding people accountable for their behaviour at work.

• Make sure your team members participate in required ethics and compliance training.

1.5 Asking Questions and Reporting Concerns

The Code aims at being as clear and direct as possible, but it cannot address every situation that may arise. We have an open communications policy, and you should raise questions or seek advice when you are uncertain on how to proceed in any given situation.

If you suspect a possible violation of the Code or other unethical conduct, it is your duty to report this immediately. This includes any attempt of corruption you may become aware of. We recognise that raising a concern is not always easy and we have several channels for taking concerns forward.

What this means to you
• Inform your leader immediately if you become aware of any activity that you think is a violation of the Code. Alternatively, you can contact your leader’s superior.

• If you do not feel comfortable with those options, you can contact your local human resources representative, your local compliance officer or the ethics and compliance function.

• If you are uncomfortable using any of these channels, you can report your concern to the Ethics Helpline.

• You may use the same channels to ask any questions regarding compliance with the Code.

• General questions regarding the interpretation of the Code may also be addressed to Service@Equinor

1.6 The Ethics Helpline

The Ethics Helpline is a multi-language service available 24 hours a day, 7 days a week and provides a toll-free phone service and a web submission portal. It is available for any person who has a legitimate concern. You may choose to remain anonymous where allowed by law.

1.7 Non-Retaliation Policy

We will not tolerate any form of retaliation against any person who has raised an ethical or legal concern in good faith. Acting in good faith means that you have made a sincere report in a responsible manner through any of the channels listed above. This applies even if your report does not turn out to be an actual violation.

1.8 Consequences of Breaches

We will not tolerate any breaches of the Code or the law. Potential misconduct may be investigated by corporate audit or other relevant internal or external experts. We will pursue remedial measures if you breach the Code or laws. The same applies to leaders who disregard or tolerate such breaches either through negligence or actual knowledge. The remedial measures may include termination of your employment contract and reporting to relevant authorities.

Incidents of ethical misconduct shall be registered and reported in accordance with our governing documents.

1.9 Ethics and Compliance in Equinor

We work in a systematic manner to ensure compliance with the Code and applicable laws. Our ethics and compliance function, headed by the Chief Compliance Officer, is responsible for supervising Equinor’s ethics and compliance activities, including providing guidance on the Code and following up potential breaches. The Chief Compliance Officer will appoint one compliance officer to assist in such work for each business area and for selected corporate staffs. The business areas and corporate staffs shall appoint local compliance officers where required.

The corporate executive committee constitutes Equinor’s ethics committee. In addition, ethics committees have been established in the business areas and most corporate staffs, comprising the respective management teams. The committees will ensure a strong focus on, common understanding of, and compliance with Equinor’s ethical requirements.

• Equinor Book - App. D Committees
• FR16 People and leadership
• WR2417 Ethics incident investigation
and reporting
• WR2595 The compliance officer role

2 Respecting our people

2.1 Equality and Diversity

Every employee is an important member of the Equinor team, and we value diversity of people. We are committed to providing an environment recognised for its equality and diversity, and we will treat everyone with fairness, respect and dignity. We do not tolerate any discrimination of colleagues or others affected by our operations. Discrimination includes all unequal treatment, exclusion or preference based on race, gender, age, disability, sexual orientation, religion, political views, national or ethnic origin or any other characteristic that results in compromising the principle of equality.

What this means to you
• Treat everyone with fairness, respect and dignity.

• Base your work-related decisions on merit and not on other characteristics that result in compromising the principle of equality.

2.2 Harassment and Intimidation

Courtesy and respect are important aspects of a sound working environment and business dealings. We expect you to treat everyone you meet through work or work-related activities in a respectful manner. We will not tolerate any verbal or physical conduct that harasses others, disrupts others work performance or creates a hostile work environment.

What this means to you
• Take steps to create and maintain a good working environment.

• Never engage in harassment, bullying, workplace violence or other behaviour that colleagues or business partners may regard as threatening or degrading.

• Offensive messages, derogatory remarks and inappropriate jokes are never acceptable.

• Respect other people’s customs or culture.

2.3 Safety and Security

Equinor’s safety and security vision is zero harm. We are committed to providing a safe and secure environment for all personnel on our facilities and job sites. Safety and security in this context means prevention of all accidents and incidents related to people, environment and assets. We are continuously working on improving and enhancing our efforts on safety and security.

What this means to you
• Safety and security is everyone’s responsibility, and you must understand and act on your responsibilities to contribute to a safe and secure work environment.

• Stop work immediately if you consider it unsafe.

• Report as soon as possible any incident or unsafe condition.

• Know the emergency procedures that apply where you work.

2.4 Privacy and Data Protection

Privacy and data protection laws protect the integrity and confidentiality of a person’s private information. We are committed to protecting the privacy rights of our employees and everyone with whom we do business. We will only use personal data for appropriate purposes, and personal data will be processed in accordance with Equinor’s binding corporate rules for processing of personal data.

What this means to you
• Respect the privacy of your colleagues. If your job includes handling personally identifiable data, ensure that you are familiar with and comply with our internal requirements on processing of personal data.

• If you have permanent or regular access to personal data, or if you are involved in the collection of personal data, take appropriate training.

2.5 Drugs and Alcohol

Equinor is a drug and alcohol-free workplace. We will not tolerate anyone being under the influence of drugs or alcohol while at work for Equinor. Limited amounts of alcohol may, however, be consumed when local custom and occasion make it appropriate, and provided the consumption is not combined with operating machinery, driving or any other incompatible activity. Tests for drugs and alcohol may be conducted whenever deemed necessary and in accordance with applicable laws.

What this means to you
• Never work under the influence of drugs or alcohol.

• Be conscious about work-related events where alcohol is served and show moderation.

2.6 Purchase of Sexual Services

Purchase of sexual services may be illegal, support human trafficking and pose a security risk. Human trafficking is a violation of human rights. We prohibit the purchase of sexual services when on assignments or business trips for Equinor.

What this means to you
• Never purchase sexual services when you are on business trips or other assignments, including long-term expatriation.

• Never condone or encourage your colleagues to purchase sexual services.

• FR10 Safety and security
• FR16 People and leadership
• Handling bullying complaint
• Equinor Data Protection Officer

3 Conducting our operations

3.1 Anti-Corruption

Corruption undermines legitimate business activities, distorts competition, ruins reputations and exposes companies and individuals to risk. We have zero tolerance for corruption in any form, including bribery, facilitation payments and trading in influence. We will comply with all applicable anti-corruption laws and regulations and take active steps to ensure that corruption does not occur in relation to Equinor’s business activities.

Transparency is vital in the combat of corruption. We are committed to conducting our business activities in an open and transparent manner, promoting transparency in our industry and supporting efforts to combat corruption worldwide.

What this means to you
• Never engage in, authorise or tolerate corruption at any time for any reason.

• Never offer or accept an improper advantage. An improper advantage is an advantage that has no legitimate business purpose and is given to influence the recipient’s decision making.

• Payment extorted from you under threat of life, health, safety or illegal detention is allowed and will not result in any form of retaliation, but you must report the payment immediately.

• Know your business partner, follow our integrity due diligence requirements and never engage others to do something we cannot ethically or legally do ourselves.

• Participate in required anti-corruption training and understand the risks you face in your work.

3.2 Conflict of Interest

Equinor respects your right to manage your personal affairs and investments. However, a conflict of interest may occur when your personal interests and Equinor’s interests are different and this may interfere with your ability to make the right decision for Equinor. We expect you to always act in the best interest of Equinor when you are representing the company. You should also avoid situations that could be perceived as a conflict of interest

What this means to you
• Do not work in connection with any Equinor transaction in which you, your partner, close relative, or any other person with whom you or they have close relations or has a financial interest.

• The same restriction applies where there are other circumstances that undermine trust in your ability to act in the best interest of Equinor.

• Be open, disclose and discuss with your leader any situation that might lead to an actual or perceived conflict of interest

3.3 Directorships and Ownership Interests

We expect you to spend your full working day on Equinor matters. Before accepting external directorships or other material assignments, you must obtain prior written consent from your senior vice president or, for any employees above this level, your leader. If you hold directorships on behalf of Equinor, you are not entitled to board remuneration, but if you hold directorships in a private capacity, you may retain any remuneration paid. Elected employee representatives on the board of Equinor ASA may receive the remuneration decided by the corporate assembly.

There are certain specific requirements for registering directorships for the following group of employees: (1) The CEO, executive vice presidents and senior vice presidents; (2) employee representatives on the board of Equinor ASA and (3) employees exerting influence on Equinor’s procurement or other contract awards. These categories of employees must register all directorships, including those appointed based on their position in Equinor, in our personnel data system (People@Equinor). This information must be updated on a continuous basis and verified once a year.

Furthermore, employees in groups (1) and (2) cannot hold ownership interests, or options to ownership interests, directly or indirectly, in any company that does or seeks to do business with Equinor if exerting influence on business decisions related to such company. The same applies to companies that are competitors to Equinor. This prohibition does not apply to ownership interests in securities funds, unit trusts or shares in Equinor ASA.

What this means to you
• Ensure you have the required approval before accepting a directorship or material assignment for another company.

• Note the special requirements for registration of directorships for certain employees.

• Note the special prohibition of ownership interests in other companies for certain employees.

3.4 International Trade Restrictions

Countries can impose various economic sanctions restrictions targeting business dealings with specific countries, economic sectors, entities or individuals of concern. Export controls on the export or in-country transfer of certain restricted items, technology and software are also common. We will comply with all applicable economic sanctions as well as export and import control laws. We will assess whether government authorisation is required before engaging in activities involving restricted items, sanctioned parties or countries and will obtain and comply with all required authorisations.

What this means to you
• Screen your business partners, suppliers and other parties against relevant restricted parties’ lists.

• Obtain and comply with necessary governmental licences where cross-border export or import activity involves restricted items, technology or software.

• Be mindful that both sanctions and export control regulations are complex and subject to frequent changes. Stay updated on the rules applicable to your business activity.

• Seek advice from the legal department if asked to deal with a sanctioned party, market or country.

3.5 Anti-Money Laundering

Money laundering supports criminal activity, including drug trafficking, terrorism, corruption and tax evasion. Money laundering is the processes of disguising the proceeds of crime in order to hide its illegal origins or otherwise dealing with the proceeds of crime. Criminal proceeds include not only money, but all forms of assets, real estate and intangible property that are derived from criminal activity. We will comply with all applicable anti-money laundering laws.

What this means to you
• Even though few of us will come across money laundering issues, be attentive to attempts to make payments in cash or otherwise involving unusual banking arrangements.

• Seek advice from the legal department if you need a better understanding of money laundering and how to mitigate such risk to Equinor.

• Know your business partners and make sure you follow our integrity due diligence requirements.

3.6 Financial and Business Records and Reporting

Recording and reporting financial or non-financial information completely, accurately and objectively is essential for Equinor’s credibility and reputation. It is also a prerequisite for meeting legal and regulatory obligations and standards. We are committed to transparency and accuracy in all our dealings, and we will provide full, fair, accurate and understandable disclosures in our financial reports, documents filed with regulatory authorities and in other public communications.

What this means to you
• The data and information you submit in our books and records must be accurate, complete and reliable. This includes both financial and non- financial information, such as environmental data and operations reports.

• Any accounting information you provide must be correct and registered in accordance with applicable laws and relevant accounting standards.

• Never enter false, misleading or artificial entries in our books and records. Any such intentional act may be treated as fraud.

• Always exercise the highest standard of care when preparing business, operations and financial records to ensure full, fair, accurate and understandable information in all our reporting and public communications

• If you suspect or become aware of any improper financial business records and reporting or allegations of such, you shall report it to your leader or the Ethics Helpline immediately.

3.7 Property and Assets

We trust you with Equinor’s assets so that you can effectively do your work. You are responsible for safeguarding those assets against loss, theft and misuse. Equinor’s assets include facilities, equipment, computers, software, information, intangible property rights and financial assets. We will not tolerate any misuse of our assets for personal benefit or any intentional misstatements regarding registered working hours or reimbursements. Taking company property from our facilities without permission is regarded as theft.

What this means to you
• Any use of Equinor’s assets for purposes not directly related to our business, unless specifically provided for in this Code, requires permission from your leader.

• Ensure that documents used to obtain company funds and property are accurate and complete. This includes time sheets, invoices, benefit claims and travel and expense reimbursement reports and underlying documentation. Inaccurate or unsubstantiated records may be treated as fraud

• As a leader you must ensure proper control before you approve any time sheets, invoices, benefit claims and travel and expense reimbursement reports and underlying documentation for people in your team.

3.8 IT Systems

The use of our IT systems must be based on business needs. Information produced and stored on our IT systems is Equinor’s property and may be accessed in accordance with applicable law. Cyber-attacks and malicious activity is a continuous threat to Equinor, and use of our IT solutions and equipment may be monitored to detect such risk. This includes blocking access to inappropriate web sites and interception of any information transmitted by or stored on our IT systems.

What this means to you
• Maintain electronic files and archives in an orderly manner.

• Never use our IT systems to perform illegal or unethical activities, including downloading or sending offensive material.

• You must be vigilant of cyber-attacks and malicious activity such as phishing and immediately report any incidents.

• Limited personal use of our IT systems is permitted, but such use should be kept to a minimum and have no adverse effect on cost, IT security or productivity. This includes the private use of social media.

• Respect computer software copyrights and comply with the terms and conditions of software licences.

3.9 Information Management and Confidentiality

During the course of business, we gain and produce information that is vital to our financial and business integrity. Such information may, however, also be valuable for competitors and others. We will protect information created by us, or given to us, to ensure appropriate confidentiality and integrity. It is important to share information across the organisation to ensure collaboration, efficiency and experience transfer, but information transfer and access must take place in accordance with our security classification system for information management.

What this means to you
• Make sure you are familiar with and comply with our information management and security classification system when handling company information.

• Do not use Equinor’s information acquired through your work for personal advantage or for the purpose of competing with Equinor.

• You have a duty of confidentiality, which applies even after your employment or assignment with Equinor has ended.

3.10 Inside Information

Equinor supports fair and open securities markets wherever we operate. You may become aware of information about Equinor or other companies that is not publicly available. Such information may constitute inside information. Inside information is precise information likely to have a significant effect on the price of securities and which is not publicly available or commonly known to the market. If you are in possession of inside information, even if acquired incidentally, you have a legal duty of confidentiality and due care of handling to prevent that such information comes into the possession of unauthorised persons. Any use of inside information about Equinor or other publicly traded companies for personal gain is prohibited.

Certain persons, such as members of the board of directors or corporate executive committee, are considered primary insiders. The regulations applicable for primary insiders are significantly stricter than for other employees.

What this means to you
• Never buy or sell Equinor’s or other companies’ shares or other securities, or provide advice to others’ investment decisions, when you have inside information.

• Holders of inside information must treat this confidentially and can only pass such information to individuals who need it in their work for Equinor based on authorisation from the information owner.

• Holders of inside information relevant for the Equinor share price must be listed in Equinor’s insider listing system.

• The restriction on buying Equinor shares when you hold inside information does not prevent you from participating in our share savings program.

• FR14 Finance and control
• WR0158 Information management
• Information management and collaboration
• WR1211 Information security
• WR1366 Accounting manual
• WR1921 Primary insiders
• WR2401 Inside information
• WR2988 Integrity due diligence
• GL0358 Legal recommendations for compliance with EU/Norway sanctions related to certain countries
• Anti-corruption compliance manual
• Sanctions search tool on the integrity due diligence portal
• Handling of inside information

4 Relating to our business partners

4.1 Suppliers and Business Partners

Business relationships based on trust and transparency are vital to our business. Our suppliers and business partners are essential to our ability to do business, but can also expose us to reputational, operational and legal risk. We expect our suppliers and business partners to comply with applicable laws, respect internationally recognised human rights and adhere to ethical standards which are consistent with our ethical requirements when working for or together with us. We seek to work with others who share our commitment to ethics and compliance, and we manage risk through in-depth knowledge of our suppliers, business partners and markets.

What this means to you
• Before you establish or amend any business relationship, you must follow our procedures for integrity due diligence.

• Communicate regularly and clearly our expectations to our suppliers and business partners.

• Report any misconduct by a supplier or business partner to your leader or any of the other reporting channels listed in the Code.

4.2 Intermediaries

Intermediaries are a particular type of business partner and include agents, consultants, lobbyists and others who act as a link between Equinor and others. The use of intermediaries may pose a particular risk to us, and we therefore have additional requirements for hiring intermediaries. It is mandatory to perform integrity due diligence on all intermediaries. The agreed compensation must be proportionate to the service rendered and only paid against satisfactory documentation of work performed, which must be regularly monitored. The agreement with the intermediary must be made in writing, describe the true relationship with Equinor and include an obligation to follow the Code.

What this means to you
• Any intermediary you plan to hire must be subject to integrity due diligence.

• Monitor regularly the work performed by the intermediary to ensure it is in line with the Code.

4.3 Fair Competition

We believe in the benefits of competition, and Equinor will always compete in a fair and ethically justifiable manner. We will comply with all applicable competition laws. We will not engage in or tolerate anyone who engages in anti-competitive behaviour, such as price fixing, bid rigging, market sharing or abuse of market power.

We participate in legal collaborative projects with other companies and share necessary information required for such projects. It may nevertheless be a violation of competition laws to receive or share with competitors non-public commercially sensitive information beyond what is necessary for the legal cooperation. Commercially sensitive information includes information which may reduce uncertainty about future market conduct, such as future prices, competitive bids, commercial strategies, costs, customers and suppliers.

What this means to you
• Do not enter into anti-competitive agreements or engage in anti-competitive conduct, such as agreeing with competitors to fix prices or to allocate markets by territory, by products or by customers.

• Never share non-public commercially sensitive information with competitors. Be vigilant of situations where such information can be exchanged, and speak up against disclosure of information by others.

• Competition laws are complex and often require a detailed assessment of facts. If you are in doubt, seek advice from the legal department.

• Participate in required competition compliance training.

4.4 Gifts, Hospitality and Expenses

Relationships with our business partners can be built and strengthened through legitimate networking and social interaction. However, giving or accepting gifts and hospitality may be regarded as corruption in certain situations, and we have strict limits for when we allow the giving or acceptance of gifts and hospitality.

As a general rule, we do not offer or accept gifts, except for promotional items of minimal value. In a situation where it would clearly give offence to refuse, the gift may be accepted if it is of reasonable value and handed over to Equinor immediately. We only offer or accept hospitality where there is a clear business reason for Equinor to participate and the costs involved are reasonable. We will always pay our own costs related to travel, accommodation and other related expenses. Except as otherwise stated in the Code, we do not pay travel, accommodation and other related expenses for others.

What this means to you
• Never offer or accept gifts, except for promotional items of minimal value.

• Before accepting or offering hospitality, ensure that it is in line with our requirements. Written approval from your leader is required unless the hospitality clearly is acceptable.

• Ask yourself how the acceptance or offer would be perceived by others and never offer or accept anything that is or could be perceived as an improper advantage.

• Ensure that all acceptance and offering of hospitality are open, transparent and properly documented.

• WR1837 Inspections by authorities
• WR2447 Competition law compliance
• WR2452 Joint venture management related to anti-corruption compliance
• WR2988 Integrity due diligence
• GL0537 Offering and accepting gifts, hospitality and expenses
• Integrity due diligence portal
• Competition compliance manual

5 Working with our communities

5.1 Community Engagement

Stakeholder engagement is a central element of our commitment to create lasting local value, and we aim to create such value to local communities through our business activities. In our dialogue and engagement with them we seek to understand their expectations and explore opportunities for mutual benefits, and how we can avoid adversely impacting community members. Solutions must be relevant to our business needs and local conditions and comply with our values, policies and local regulations. Our contribution to communities may include direct and indirect local employment, local procurement of goods and services, local infrastructure development and capacity building as well as social investments.

What this means to you
• Actively identify opportunities related to our activities that can contribute to local value creation through local employment, procurement and capacity development.

• Consider how communities affect our activities and the impact our activities have on communities and take this into account when making business decisions.

• Ensure that social contributions are made in compliance with our anti-corruption requirements.

5.2 Human Rights

We are committed to respecting all internationally recognised human rights. We will conduct our business consistently with the United Nations Guiding Principles on Business and Human Rights and the ten principles of the United Nations Global Compact. We will avoid infringing on the human rights of others and endeavour to appropriately address adverse human rights impacts with which we are involved.

What this means to you
• Respect the human rights of people in communities impacted by our activities, including in relation to their use of land, water and other natural resources.

• Oppose all forms of human trafficking, forced labour and illicit forms of child labour in our operations or value chain.

• Report any human rights abuse in our operations or in those of our business partners.

5.3 Environment

We are committed to preventing harm to the environment and aiming for outstanding natural resource efficiency in our business activities. We actively work to limit greenhouse gas emissions from our activities and will comply with all applicable environmental laws and regulations.

What this means to you
• Consider the impacts our activities have on the natural environment and ensure this is taken into account when making business decisions.

• Contribute actively to efficient use of resources, carbon efficient operations and prevention of harm to the natural environment.

5.4 Public Communication

We believe that open, honest and accurate communication is essential to our integrity and business success. We will communicate about Equinor in a consistent manner, and only authorised persons may talk to the media, members of the investment community or make statements on Equinor’s behalf on social media. Any private use of social media must not breach confidentiality obligations and should not compromise Equinor’s reputation or business interests.

What this means to you
• Do not speak on Equinor’s behalf unless authorised to do so. Enquiries from the media shall be directed to corporate communication.

• If you participate in social media, use good judgement and show respect towards your colleagues, business partners and communities. Be vigilant that participating in social media may represent a security risk.

5.5 Public Affairs

We will make Equinor’s position known on important industry matters through proactive engagement with government policy makers and other stakeholders, such as the media, civil society and international institutions. However, we will not make gifts, donations or otherwise support political parties or individual politicians. We may nevertheless be members of interest organisations relevant for our industry that support political parties or certain political issues. Any hiring of lobbyists will be in accordance with applicable law and subject to full disclosure to any external party they wish to influence that the lobbyist represents Equinor.

What this means to you
• Do not use company funds or resources to support any political candidates or party. Never use your position in Equinor to try to influence any person to make political contributions.

• Ensure that all contracts with lobbyists impose an obligation to disclose to any external party they wish to influence that the lobbyist represents Equinor.

• If you choose to participate in political activities or give any public contributions, this must be personal and not linked to Equinor.

5.6 Public Officials

In our business operations or public affairs activities, we often interact with public officials. Many countries have rules regarding accepted conduct when dealing with public officials, such as prohibiting giving anything of value. We will never offer or authorise anything of value or payments to public officials unless specifically provided for in the Code. We can, however, cover the reasonable and legitimate expenses of public officials when they are related to the promotion or demonstration of our products or services or the execution of a contract with a government.

What this means to you
• Take particular care when interacting with public officials.

• Never offer or agree to pay travel or accommodation for any public official unless a hosting application has been completed and properly approved.

• FR13 Communication
• WR1803 Management of social investment projects
• WR2297 The rights of indigenous and tribal people
• WR2614 Community grievance mechanisms
• GL0626 Community engagement guidelines
• Human rights policy
• Hosting form for public officials

The Code of Conduct will be printed in updated versions when deemed necessary. However, any changes will be updated in the electronic version as and when required, and this will always represent the most recent edition.

COS_150379, Ver. 2, 2018
The Equinor Book App. F -  Code of conduct